Exhibit 10.21(a)

OCEANFIRST FINANCIAL CORP.

AMENDMENT No. [    ] TO

EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) is entered into on this      day of                      2011, by and between [Insert name] (the “Executive”) and OceanFirst Financial Corp., a Delaware corporation (the “Holding Company”).

WHEREAS, the Executive and the Holding Company previously entered into an Employment Agreement dated [Insert date of prior agreement] , [which was subsequently amended and restated effective as of March 17, 2008, and amended on or about December     , 2010], (the “Agreement”); and

WHEREAS, the Executive and the Holding Company deem it in their best interests to amend the Agreement in certain respects.

NOW THEREFORE, in consideration of the above premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt of which is acknowledged, the Executive and the Holding Company agree as follows:

1. Amendment to the Agreement. Section 2(a) of the Agreement is hereby amended by replacing the existing paragraph with the following:

(a) The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the Effective Date, and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Holding Company (the “Board”) may extend the Agreement an additional year such that the remaining term of the Agreement shall be three (3) years unless the Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.

2. Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Amendment.

3. Effective Date; No Other Amendments. Each of the parties hereto agrees that the amendment to the Agreement contained herein shall be effective as of                     , 2011 and all references to the “Effective Date” in the Agreement shall refer to the Effective Date of this Amendment. Except as expressly amended hereby, the provisions of the Agreement are hereby ratified and confirmed by the parties and shall remain unchanged and in full force and effect. All references in the Agreement to “this Agreement” shall be read as references to the Agreement, as amended hereby.

4. Construction and Governing Law. This Amendment shall be construed together with, and as a part of, the Agreement and shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements to be performed entirely in such state, except to the extent preempted by federal law.

SIGNATURES

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Agreement to be executed and its seals to be affixed hereunto by its duly authorized officers and directors, and the Executive has signed this Agreement, on date written above.

ATTEST:	OCEANFIRST FINANCIAL CORP.

By:
Secretary		For Entire Board of Directors

WITNESS:

By:
Executive